Exhibit 23.3

Independent Auditors' Consent

The Board of Directors
Professional Bancorp, Inc.:

        We consent to incorporation by reference in the registration statement on Form S-4 (No. 333-76106) of First Community Bancorp of our report dated April 19, 1999, relating to the consolidated statements of operations and comprehensive income (loss), changes in shareholders' equity and cash flows of Professional Bancorp, Inc. and Subsidiary for the year ended December 31, 1998, which report appears in the registration statement (No. 333-65582) on Form S-4 of First Community Bancorp and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

San Diego, California
January 16, 2002